Exhibit 99.5
FOURTH AMENDMENT
TO
THE DAVEY 401KSOP AND ESOP
(January 1, 2015 Restatement)
The Davey 401KSOP and ESOP (the “Plan”), presently maintained under an amendment and restatement made effective as of January 1, 2015, as amended, is hereby further amended, effective as of April 1, 2017, to provide as follows:
1.    Section 4.10 of the Plan is amended by the addition of the following new paragraph at the end thereof:
    Notwithstanding the foregoing, this Section 4.10 shall not apply to Employees employed by Arborguard on March 24, 2017 who became eligible to participate in the Plan on April 1, 2017.

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    EXECUTED at Kent, Ohio, this 14th day of June, 2017.

THE DAVEY TREE EXPERT COMPANY

By:	/s/ Joseph R. Paul
Title:	EVP, CFO and Secretary